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

The following is an email that was sent out to ChemFirst employees at 5:00pm on July 30, 2002. The email includes edited scripts of the DuPont conference call held on July 24, 2000 at 12:00pm EST.

                              *******************

         Last Wednesday, July 24, Kelley Williams and Mike Summerford participated in a joint conference call hosted by DuPont management for the investment community. The purpose of the call was to review the strategic rationale for DuPont's acquisition of ChemFirst and to provide an opportunity for questions from analysts and others. I believe you will find the call transcript very informative with regard to DuPont's plans for our businesses and will also see in it an enthusiasm that will give you pride in what you've accomplished.

         We have edited the Q&A portion of the transcript to keep it brief. A replay of the entire call is available at the DuPont website.

                           DuPont Conference Call
                          Moderator: Ann Gualtieri
                               July 24, 2002
                               12:00 p.m. EST

ANN GUALTIERI, VICE PRESIDENT INVESTOR RELATIONS, DUPONT: Thank you, and welcome to the call. As you know, DuPont and ChemFirst announced yesterday that DuPont has signed a definitive agreement to acquire ChemFirst.

The purpose of this call is to briefly review the strategic rationale for this acquisition and provide an opportunity for clarifying questions from the investment community. With me on the call are Dave Miller, Vice President and General Manager of the DuPont Electronic Technologies business. He's joining us from his office in Research Triangle Park, North Carolina. Jeff Coe, who is Vice President and General Manager of the DuPont Chemical Solutions Enterprise, is here in the room with me. And also joining us on the line from Jackson, Mississippi are Kelley Williams, Chairman and CEO of ChemFirst, and Mike Summerford, President and Chief Operating Officer of ChemFirst.

Let me remind you that this call is open to the media and the general public on a listen-only mode. A separate call is scheduled for 12:45 to respond to questions from the media. Members of the investment community who are on DuPont's e-mail list already have a short PowerPoint presentation attached to our notification of this conference call. Others on the call may access the presentation from DuPont's Web site, which is www.dupont.com, and go to the "Investor Center". These slides are supplementary to my remarks. So, if you don't have them in front of you, don't worry about. They're just really for background.

During the course of this conference call, we may make forward-looking statements. All statements that address expectations or projections about the future are forward-looking statements. Although they reflect our current expectations, these statements are not guarantees of future performance, but involve a number of risks. We urge you to review both DuPont and ChemFirst SEC filings for a discussion of some of the factors that could cause actual results to differ materially.

Now, let me start with a description of ChemFirst. As you can see on slide one, ChemFirst comprises three operating units. ChemFirst Electronic Materials and EKC Technologies are leading global suppliers of products used to manufacture semiconductor chips. Taken together, sales for these units were $86 million last year. The third operating unit, First Chemical Corporation, is a major producer of polyurethane intermediates, primarily aniline, with 2001 sales of $192 million.

DuPont will acquire ChemFirst in a cash merger transaction valued at $408 million, with ChemFirst per share value of $29.20. This represents a 28 percent premium to yesterday's closing share price and an 11 percent premium to the six-month average share price for ChemFirst. The acquisition is expected to be about one cent dilutive to DuPont for the first 12 months after the transaction closes due to integration costs. It will be accretive thereafter.

The closing of the transaction is subject to the approval of ChemFirst shareholders and regulatory approval. We expect to close in the fourth quarter of this year.

Our primary objective in acquiring ChemFirst is to strengthen DuPont's electronic and communications technologies growth platform. At the same time, we expect the excellent fit of ChemFirst's aniline business with DuPont's chemical solutions enterprise to add attractive earnings to the equation. Slide two summarizes the overall strategic fit of ChemFirst.

Now, I'll first cover the strategic fit with DuPont Electronic Technologies. ChemFirst's strong position in the semiconductor industry will complement DuPont's existing product portfolio and enhance our efforts to develop and commercialize the next-generation of materials for market segments that are expected to grow at double-digit rates. In particular, ChemFirst is a leading manufacturer of photoresist polymers for the current generation of high end, that is, 248 nanometer, semiconductor chips.

In addition to being attractive in its own right, this business would give us access to several technologies critical to the manufacture and commercialization of DuPont's next-generation polymers, which we have spoken to our investors about on numerous occasions, those being our 193 nanometer and 157 nanometer polymers. These markets have a projected forward growth of 13 percent on a compounded annual growth rate. Second, ChemFirst also has a leading global position in strippers and removers for semiconductor fabrication, which would strengthen our access and relationships with semiconductor manufacturers worldwide. Demand for these materials is projected to grow at 14 percent on a compounded annual growth rate.

And finally, ChemFirst has an emerging position in slurries for chemical mechanical planarization, or CMP, which is critical for advanced semiconductors. Use of CMP technology is expected to grow at more than 20 percent on a compounded annual growth rate, as smaller and smaller features are incorporated in semiconductor chips. ChemFirst's CMP technologies and products are complementary to those of DuPont's CMP joint venture with Air Products and will be offered to the joint venture per our agreement with Air Products.

Slide three and four highlight ChemFirst's position in the key electronic material segments that it serves. And I think that you will agree that the fit of ChemFirst with our electronic technologies business is a win-win for both ChemFirst and DuPont.

Now, turning to the chemical side of the acquisition, ChemFirst's chemical operations focus on aniline, which DuPont also produces. Aniline is a key intermediate used to make monomers for rigid polyurethane foam, a mid-performance polymer used mainly in the construction, automotive and appliance industries. Rigid polyurethanes are growing at approximately two times GDP, as they continue to replace metal and wood. ChemFirst's aniline business is quite profitable and a good cash generator.

ChemFirst also produces a family of toluene based intermediates, which are also sustainably profitable cash generators. By acquiring ChemFirst, DuPont will be able to realize significant synergies in technology, operations and supply chains while also diversifying its customer base.

To conclude, we are excited about the growth in earnings potential inherent in the ChemFirst acquisition. ChemFirst is an excellent fit with two of DuPont's five growth platforms. It provides products and technologies that complement DuPont's current and future presence in fast growing segments within the semiconductor industry, and its chemical intermediates business will add attractive earnings from day one. That concludes my opening remarks. I will now open the floor to questions.


PJ JUVEKAR , SALOMON SMITH BARNEY: Most of ChemFirst aniline is sold to Bayer, so you got one big customer. Is that a significant risk to the business?

JEFFREY COE, VICE PRESIDENT AND GENERAL MANAGER, DUPONT: Bayer is certainly a major customer of ChemFirst. We're quite confident in Bayer's relationship with ChemFirst and that it will secure us a very good place with them, both now and long-term. These types of arrangements on chemical intermediates tend to have very long-term contractual agreements that give us quite a bit of confidence going forward.

In addition, there will be additional capacity that we'll have from the assets that we're acquiring and we'll be able to do more than sell to Bayer. There will be other opportunities, particularly in Asia, where we see some additional growth. So I think while what you say is true, the business is more broad based than Bayer individually.

Sergey Vasnetsov, LEHMAN BROTHERS: A question about the two parts of the businesses that you acquired. Which was the driver in the transaction and going forward? Shall we say deal done to compliment already existing businesses on the production side such as electronics, or to get some attractive businesses with high growth rates which might represent chemistry such that DuPont does not have right now?

ANN GUALTIERI: Clearly the driver on this was the electronics businesses and I think it's an excellent fit with our technologies. And by the way, he chemical intermediate part of the business is a very good earnings and cash generator and it's an attractive part of the acquisition.

In terms of our broad strategy around acquisitions, I think that this is a good example. It fits very nicely with two of our five growth platforms and we have quite a number of things that we're looking at that would fit with areas like electronics, safety and protection where we see high growth potential.

DAVE MILLER, VICE PRESIDENT AND GENERAL MANAGER, DUPONT: Sergey, in our May conference call with investors we discussed our electronic strategy; this acquisition fits extremely well. We have a very strong intent to go into IC fabrications. Kelley and Mike have put together a first rate operation, great technology, great products, great customer contacts. We've done a lot of due diligence on all three of those (electronics businesses) incidentally and we're very impressed and it just fits very well.

We're extremely excited about their electronic technologies because they fill a couple of key gaps in our strategy and, again, we're very impressed with their team, first-rate people, and we're looking forward to integrating them into our business mix.

ANN GUALTIERI: I thank all of you on the line for your interest. I thank Mike Summerford and Kelley Williams for joining us. This is very exciting for DuPont. This is a great fit, as I think you heard from both Dave and Jeff. We have the utmost respect for ChemFirst as business people. Their businesses are great and we can't wait to move on with this merger.

                         **************************

In connection with the transaction discussed in the email, ChemFirst Inc. intends to file a proxy statement with the Securities and Exchange Commission. Security holders are urged to read the proxy statement when it becomes available because it will contain important information. Security holders may obtain a free copy of the proxy statement when it becomes available, as well as other materials filed with the Securities and Exchange Commission concerning ChemFirst, at the Securities and Exchange Commission's web site at http://www.sec.gov. Security holders of ChemFirst Inc. may also obtain for free the proxy statement filed by the ChemFirst Inc. with the Securities and Exchange Commission in connection with the transaction by directing a request to ChemFirst Inc., Attention: Investor Relations Department, P.O. Box 1249, Jackson, MS 39215-1249, (601) 949-0213.

ChemFirst Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ChemFirst shareholders with respect to the transaction. Information regarding these directors and executive officers and their ownership of ChemFirst common stock is contained in ChemFirst Inc.'s proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 25, 2002, in connection with the 2002 annual meeting ChemFirst shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the transaction when it becomes available.